EXHIBIT (h)(ii)


                               AMENDMENT NO. 1 TO
                            ADMINISTRATION AGREEMENT

     THIS AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT (this "AMENDMENT"), effective as of December 14, 2005 (the "AMENDMENT EFFECTIVE DATE"), is between and among The Arbitrage Funds, a Delaware business trust ("FUND") and SEI Investments Global Funds Services (hereinafter referred to as the
"ADMINISTRATOR").

     WHEREAS, the Fund and the Administrator entered into an Administration Agreement (the "AGREEMENT") made as of May 17, 2005, pursuant to which, among other things, Administrator agreed to provide certain administration services with respect to the Fund;

     WHEREAS, the parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

     NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

     1. ADMINISTRATOR. Each of the parties to the Agreement acknowledges that the Administrator's true and correct legal name is SEI Investments Global Funds Services. The Agreement incorrectly provides that the Administrator's name is "SEI Global Funds Services, Inc." in the preamble. Each of the parties to the Agreement acknowledges that the reference to "SEI Global Funds Services, Inc." in the preamble is hereby amended to refer to "SEI Investments Global Funds Services."

     2. SCHEDULE A. Schedule A to the Agreement is hereby amended to add item
(y), as set forth below:

        (y) Prepare draft minutes of meetings of the Fund's board of trustees and investors for final review and approval by Fund counsel and the board of trustees.

     3. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

     4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed by each party hereto.

     5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act (as defined in the Agreement) without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF this Agreement has been entered into as of the day and year first above written.

                                         ADMINISTRATOR:

                                         SEI INVESTMENTS GLOBAL FUNDS SERVICES

                                         By: /s/ Timothy D. Borto
                                            ------------------------------------
                                         Name: Timothy D. Borto
                                         Title: Vice President


                                         FUND:

                                         THE ARBITRAGE FUNDS


                                         By: /s/ James Ndiaye
                                            ------------------------------------
                                         Name: James Ndiaye
                                         Title: Vice President








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